Exhibit 23.4

November 10, 2008

Mead Johnson Nutrition Company

2400 West Lloyd Expressway

Evansville, Indiana 47721-0001

Ladies & Gentlemen:

Reference is made to the Form S-1 registration statement (the “Registration Statement”) relating to the initial public offering of Class A common stock of Mead Johnson Nutrition Company (the “Company”). We hereby consent to all references to our name in the Registration Statement and to the use of the statistical information sourced to us and set forth in sections of the Registration Statement entitled “Prospectus Summary” and “Business”. We further advise the Company that our role has been limited to the provision of such statistical data in our syndicated databases. With respect to such statistical data, we advise you that:

•	some information in our databases is derived from estimates or subjective judgments;

•	the information in the databases of other pediatric nutrition data collection agencies may differ from the information in our databases; and

•

while we have taken reasonable care in the compilation of the statistical information and believe it to be accurate and correct, data compilation is subject to limited audit and validation procedures and may accordingly contain errors.

We hereby consent to the filing of this letter as an exhibit to the Registration Statement of the Company; on Form S-1 to be filed with the U.S. Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, and to the reference to our firm in the section of the Registration Statement entitled “Industry and Market Data”.

ERC Group Ltd.

Name:	/s/ Leigh E. Evans
Leigh E. Evans

Title:	Director